SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), dated December 1, 2010 (the “Effective Date”) is made between Aeropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York, New York 10120 (“Employer”) and Mindy C. Meads, an individual residing at 27 Homesdale Road, Bronxville, New York 10708  (“Employee” and collectively with Employer, the “Parties”).

WHEREAS:

(1) Employee’s active employment with the Employer will continue through January 7, 2011, (the “Transition Period”) during which time Employee shall continue to be actively employed by Employer for the purpose of finalizing and transitioning matters which Employee is responsible for;

(2) Employee’s Transition Period shall end and, commencing on January 8, 2011 and ending on April 1, 2011 (the “Separation Date”) Employee shall begin a leave of absence period (such period of time being referred to as the “Salary Continuation Period”).  Employee’s employment with the Employer is terminated and Employee shall experience a “separation from service” (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended) from the Employer on the Separation Date;

(3) Employer is willing to pay to the Employee severance pay, as hereinafter described, provided that Employee enters into this Agreement and provides the release, as set forth in Section 7.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1.
Reference is made to the employment agreement, dated September 23, 2009, by and between Employer and Employee (the “Employment Agreement”).  Capitalized terms utilized herein but not otherwise defined in this Agreement, shall have the meanings ascribed to them in the Employment Agreement.

2.
The Parties have mutually agreed and acknowledged that from the period beginning with the Effective Date through the Separation Date, all of the other terms and conditions of the Employment Agreement which are unaffected by this Agreement, are unchanged and shall remain in full force and effect.  Provided, however, that Employee acknowledges that she will not, during the Salary Continuation Period and at all times from and after such date, hold herself out as either an employee or member of the Board of Directors of Employer.

3.	On the Effective Date, Employee shall tender her resignation from Employer’s Board of Directors.

4.
Employee acknowledges and agrees that during the Transition Period, Employee shall be required to utilize her best efforts and full attention, on a full-time basis, in performing and completing those tasks set forth on Exhibit A to this Agreement, under the direction and supervision of Employer’s Chief Executive Officer, Thomas P. Johnson.  Employee agrees that she will perform and complete these tasks with the same level of professionalism and commitment to Employer which she has demonstrated during her employment.

5.
In consideration for the releases and covenants by Employee in this Agreement, the Employer agrees that following the expiration of the revocation period described in Paragraph 18 below, without Employee having exercised her right of revocation, Employer will provide Employee with the following:

(a)            from the Effective Date through the Separation Date, the Company will continue to provide salary payments to Employee at Employee's current rate of pay, paid at Employer’s regular payroll intervals and subject to applicable tax withholding, provided, however, that the Employee will not earn or accrue any bonus, vacation pay, sick pay, pension or retirement credit, 401k contributions or any other benefits during said period,  except to the extent specifically provided for by this Agreement or by the plans under which such benefits are provided;

(b)            upon the Separation Date, assuming satisfactory completion of the tasks outlined for Employee on Exhibit A during the Transition Period, subject to the terms and conditions of this Agreement, Employer hereby agrees to pay to Employee, in consideration of the mutual promises and releases contained herein, a lump sum severance payment of fourteen months of Employee’s current base salary (equating to $1,050,000.00 of gross pay) less applicable withholding taxes (hereinafter referred to as the “Severance Payment”).  The Severance Payment shall be made within ten (10) days of the Separation Date (the “Payment Date”).

(c)           upon the Separation Date, assuming satisfactory completion of the tasks outlined for Employee on Exhibit A during the Transition Period, and subject to the terms and conditions of this Agreement, Employer hereby also agrees to pay to Employee, her 2010 bonus payment amount, if any, less applicable withholding taxes (the “2010 Bonus Payment”).  Employee’s bonus, if any, for Employer’s 2010 fiscal year shall be calculated in accordance with the terms of the Employment Agreement and Employer’s Annual Incentive Plan.  The 2010 Bonus Payment, if any, shall be at the level of Co-Chief Executive Officer, and shall be paid on June 3, 2011.  For the avoidance of doubt, Employee shall not be entitled to any other or future bonus payments from Employer other than the 2010 Bonus Payment.

(d)           in addition to the Severance Payment and the 2010 Bonus Payment, after the conclusion of the Salary Continuation Period, assuming satisfactory completion of the tasks outlined for Employee on Exhibit A during the Transition Period, subject to the terms and conditions of this Agreement, Employer hereby agrees to pay to Employee an additional lump-sum severance payment of $500,000.00 less applicable withholding taxes (the “Enhanced Severance Amount”). The Enhanced Severance Payment shall be paid to Employee on the Payment Date.

(e)   Employee’s equity grants from Employer, granted under the Employer’s 2002 Stock Option Plan (the “Plan”), shall continue to vest during  the Salary Continuation Period through the Separation Date, and shall otherwise be governed by the terms of the Plan and Employer’s Insider Trading Policy and Black Out Calendar, both of which have been previously provided to Employee by Employer.

(f)   Employee shall receive those benefits which Employee is entitled to receive pursuant to and in accordance with the terms and conditions of Employer’s Supplemental Executive Retirement Plan (“SERP”) (such benefits hereinafter referred to as the “SERP payment”).  The amount of the SERP Payment shall be finally determined at the time of payment to Employee.

For the avoidance of doubt, any and all payment to be made by Employer to Employee pursuant to this Section 5, shall only be a valid obligation of Employer for so long as Employee has not breached any term or provision of this Agreement.

6.
Employee acknowledges, understands and agrees that, other than the salary payments made during the Salary Continuation Period, the Severance Payment, the 2010 Bonus Payment, if any, the Enhanced Severance Amount, and the SERP Payment, Employee will not be entitled to receive any remuneration of any kind or nature from Employer, including, but not limited to, vacation pay, bonus pay, car allowance, COBRA payments, or travel, lodging, or any other expense reimbursements or other payments of any kind.  Provided, however, that Employee may, if applicable, receive from Employer reimbursement of Employee’s actual reimbursable company-related expenses that she incurred (i) in accordance with Employer’s reimbursement policy and (ii) prior to the Separation Date.  The amount of expenses eligible for reimbursement hereunder during a taxable year of the Employee shall not affect the expenses eligible for reimbursement in any other taxable year; the reimbursement of such expenses shall be made on the Payment Date; and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit.  Provided; further however, that Employee is eligible to receive health benefits during the Salary Continuation Period.  Nothing in this Section 6 will preclude Employee from participating in COBRA at her own expense.

7.
(a) (i) As a material inducement to Employer to enter into this Agreement, and in consideration of Employer’s obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Employee, Employee hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against Employer and/or each of Employer’s affiliates, parents, subsidiaries, related companies, divisions, and its past and present officers, directors, employees, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, from the beginning of time until the end of time (collectively, “Claims”).

(ii)  The Parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law.  Claims being released include, without limitation, any and all claims:  (a) arising out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (b) pursuant to any contract, express or implied, written or oral; (c) for wrongful dismissal or termination of employment; (d) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination on the basis of age, race, color, religion, disability, sex, sexual orientation, national origin, or citizenship, including, without limitation, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000 et seq., the Employee Retirement Income Security Act, 29 U.S.C. sec. 1001 et seq.,  the Americans With Disabilities Act, 42 U.S.C. sec. 1210 et seq., the Family and Medical Leave Act , 29 U.S.C., sec. 2601 et seq., the Civil Rights Act of 1991, the New York State Human Rights Law, all as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes.  Without limiting the generality of the above, Employee hereby waives and releases any rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended, or to any statutes, regulations or ordinances of any state or governmental entity, all of which have been, could be or could have been asserted by Employee or on her behalf  (and all of which have been, would be or would have been disputed by Releasee); (e) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (f) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief; and (g) arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures or omissions occurring prior to the date of this Agreement.  For the avoidance of doubt, the Claims specifically referenced in this section 4(a)(ii) shall not be limited in time until the Effective Date, but rather are released by Employee to the benefit of Employer from the beginning of time until the end of time.  Provided, however, that this release in Paragraph 4(a) specifically excludes matters relating to the performance or enforcement of this Agreement.  Further provided that Employee’s rights to indemnification and to be held harmless provided by the Employer’s Bylaws or otherwise shall remain in effect and not subject to any release.

(b)  As a material inducement to Employee to enter into this Agreement, and in consideration of Employee’s obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by Employer, Employer hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against Employee from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands which are known to Employer on the Separation Date (collectively, “Claims”).  The Parties intend this release to be general and comprehensive in nature and to release all claims and potential claims of Employer against Employee to the maximum extent permitted at law.  Claims being released include, without limitation, any and all claims:  (a) arising out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (b) pursuant to any contract, express or implied, written or oral; (c) for termination of employment; (d) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship.  Provided; however, that this release by Employer of Employee shall not apply to any actions, claims, lawsuits, inquiries, investigations (formal or informal) by or from any third party, including, but not limited to, any governmental, regulatory or quasi-regulatory agency, which arises out of or in any manner is associated with Employee’s activities while she employed by Employer.  This release by its terms specifically excludes any matters relating to the performance of this Agreement.

8.
During the fifteen (15) month period commencing on January 8, 2011, Employee shall not, directly or indirectly, solicit, raid, entice or induce any person who is presently an employee of Employer or any of its Subsidiaries, or, at any time during the six (6) months immediately prior to January 15, 2011, has been an employee of Employer or any of its Subsidiaries, to leave the employment of Employer.

9.
During the fifteen (15) month period commencing on January 8, 2011, Employee shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any Company Competitors.  The Company Competitors are those companies set forth on Exhibit A of the Employment Agreement.

10.
Employee represents that, prior to the Separation Date, she will return all of Employer’s property, including, without limitation, all mailing lists, reports, files, memoranda, computer hardware, software, access codes, discs and instruction manuals, credit cards, door and file keys, and other physical or intellectual property that Employee received, prepared or helped to prepare in connection with her employment by Employer, and Employee has not retained any copies, duplicates, reproductions or extracts thereof.

11.
Employee acknowledges and agrees that, during the course of her employment with Employer, Employee had access to and acquired Confidential Information.  As used in this Agreement, “Confidential Information” means any business, financial or technical information or trade secrets or proprietary information (including, without limitation, account records, plans for the creation or disposition of products, Employer correspondences to employees or others (whether electronic or otherwise) of a confidential nature, any Employer materials which were marked as confidential, product development plans, financial data, financial plans, marketing strategies, and personnel records and evaluations), the use or disclosure of which could be detrimental to the interests of Employer, its shareholders, directors, officers, employees or agents.  Employee represents, warrants and covenants to Employer that she has not copied, duplicated(either electronically or by any other means), disseminated, retained or utilized in any manner any of Employer’s Confidential Information for her personal use and further represents, warrants and covenants to keep Confidential Information confidential at all times and not to disclose any Confidential Information, except as the same may be required under compulsion of law, and further provided that Employee gives Employer prompt notice of any such request so that Employer may seek a protective order to prevent disclosure.

12.
The Parties agrees that they will not directly or indirectly: (a) disparage, discredit, refer to the other Party in a detrimental manner; or (b) initiate or participate in any discussion or communication that reflects negatively on the other Party or, in the case of Employer, its employees, officers or directors.  A disparaging or detrimental statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

13.
If Employee breaches any of her obligations under this Agreement, Employer, in addition to all of the other rights which it may have in equity or in law, shall be released from any obligation to make the payments referred to in Section 5.  Employee and Employer agree to keep  the terms of this Agreement confidential, except that Employee and Employer may disclose the same to their attorneys or financial advisors if such attorneys or financial advisors agree to keep the same confidential, and except that Employer may make such disclosure as may be required by securities regulations or by other law.  The Parties understand and agree that if the other Party breaches the confidentiality or the non-disparagement provisions of this Agreement it will cause the non-breaching Party irreparable and continuing harm, for which the non-breaching Party would have no legal remedy.  Consequently, if a Party breaches any part of the confidentiality or the non-disparagement provisions of this Agreement, the non-breaching Party will have the right to proceed against the other Party in a court of law or before an arbitrator for injunctive relief as well as seek all other remedies and damages available to the non-breaching Party.

14.
The provisions of this Agreement are severable, and if any provision or term, or part of provision or term of this Agreement is declared or determined by a court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

15.
Nothing contained in this Agreement or the fact that Employer has signed this Agreement shall be considered as an admission or suggestion of any liability of Employer to Employee, and Employer specifically disclaims any liability for any wrongful acts against Employee on the part of itself, its employees or agents.

16.	Employer and Employee each agree to bear its and her own costs, expenses, attorneys’ fees and other expenditures incurred in connection with this Agreement.

17.
In accordance with the Employer’s customary form release (as described in Paragraph 9 of the Employment Agreement), Employee will have no more than thirty  (30) days following the Effective Date to consider this Agreement. This Agreement shall not become effective until the eighth day following Employee’s execution thereof.  Employee shall have the right to revoke this Agreement for a period of seven days following her execution of this Agreement, by giving written notice of such revocation to the Company.

18.
The Parties intend that this Agreement will be interpreted so that the pay and benefits provided hereunder will be exempt from Section 409A of the Internal Revenue Code of 1986. If Employee believes that this Agreement, or any benefit hereunder, is subject to Section 409A, Employee shall advise Employer and the Parties shall cooperate in good faith to take such reasonable steps as necessary, including amending this Agreement, if necessary, to avoid the imposition of a Section 409A tax without an impermissible change under Section 409A in the time, form, or benefits Employee is entitled to receive.

19.
Neither party has relied on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except such representations as are expressly set forth in this Agreement. This Agreement (a) represents the entire agreement of the Parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, and the terms of this Agreement may not be modified, amended or supplemented except by an agreement in writing signed by both Parties hereto; (b) shall inure to the benefit of, and be binding upon, the Parties hereto and their respective legal representatives, heirs and successors; (c) shall be governed by, and construed in accordance with, the laws of the State of  New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) and venue and jurisdiction of any disputes arising pursuant to this Agreement shall be proper in any court sitting in New York County, New York.

20.
Employee acknowledges and represents that she has read this Agreement and fully understands the terms of this Agreement and that she has been advised by Employer to consult with an attorney, and she has had sufficient opportunity to review this Agreement and to confer with her attorney before signing this Agreement.  Employee further acknowledges that she is voluntarily and knowingly entering into this Agreement.

EMPLOYEE UNDERSTANDS AND INTENDS THAT, BY SIGNING THIS AGREEMENT AND EMPLOYEE’S RELEASE, SHE HAS WAIVED ALL CLAIMS AGAINST EMPLOYER AND ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND INSURERS, INCLUDING ALL CLAIMS FOR LOST WAGES, BENEFITS OR PAYMENT OF ATTORNEY’S FEES, AND CERTIFIES THAT SHE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING SUFFICIENT OPPORTUNITY TO CONSULT WITH HER ATTORNEY AND TO REVIEW THIS DOCUMENT (INCLUDING THE EXHIBITS HERETO) IN ITS ENTIRETY.

              AEROPOSTALE, INC.

BY:	/s/ EDWARD M. SLEZAK
Edward M. Slezak
Senior Vice President and General Counsel

DATE: December 1, 2010

BY:	/s/ MINDY C. MEADS
Mindy C. Meads

DATE: December 1, 2010

Exhibit A

Employee will utilize her best efforts to create a comprehensive transition plan, focusing on both the Design and Merchandising business functions.  Some specific areas of Employee’s attention and focus during the Transition period include, but are not limited to the following:

-	Attendance and participation in Employer’s LR3 meetings;

-	Attendance and participation in Employer’s weekly Executive Committee meetings;

-	Attendance and participation in meetings with Employer’s Chairman of the Board and other members of the senior executive group, to discuss transition;

-	Such other tasks as delegated or directed to Employee by Employer’s Chief Executive Officer, Thomas P. Johnson.